Exhibit 23.9

CONSENT

To:Ivanhoe Electric Inc. (the “Company”)

Re:Registration Statement on Form S-1 of the Company (the “Company”)

I, Harold Harkonen of Nordmin Engineering Ltd., am an author of the Canadian NI 43-101 Technical Report titled “NI 43-101 Technical Report and Prefeasibility Study, San Matías Copper-Gold-Silver Project, Columbia” with an effective date of January 11, 2022 (the “Expert Report”) originally prepared for Cordoba Minerals.

I understand that the Company wishes to make reference to my name and the Expert Report in its Registration Statement on Form S-1 (the “Registration Statement”) filed in connection with an offer by the Company’s stockholders. I further understand that the Company wishes to use extracts and/or information from, the Expert Report in the Registration Statement related to the San Matías Copper-Gold-Silver Project (the “Project”). I have been provided with a copy of the Registration Statement, and have reviewed the proposed disclosure identified above.

Accordingly, in respect of the Registration Statement, I do hereby consent to:

●	the use of, and references to, my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission);

●	the use of, and references to, the Expert Report in the Registration Statement; and

●	the use, in the Registration Statement, of extracts and information from the Expert Report, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me (“Undersigned’s Information”).

Dated: December 20, 2022

By:	/s/ Harold Harkonen
	Name:	Harold Harkonen
	Title:	P.Eng. – Electrical